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                                                                     EXHIBIT 11

                           BROADWAY & SEYMOUR, INC.
                      COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share data)
                                 (Unaudited)

                                                                            Year Ended December 31,
                                                                    1996             1995             1994
                                                                    ----             ----             ----
Net income (loss)                                                 ($2,248)        ($11,380)          $7,196
                                                                  =======         ========           ======
Primary earnings per share:
  Weighted average common shares outstanding                        8,914            8,606            8,043

  Addition from assumed exercise of stock options                                      434              379

  Addition from assumed stock bonus awards                                               3               40

  Addition from assumed participation in employee
    stock purchase plan                                                                                   5
                                                                  -------         --------           ------
  Weighted average common and common equivalent
    shares outstanding                                              8,914            9,043            8,467
                                                                  =======         ========           ======

  Net income (loss) per common and common equivalent share        ($ 0.25)        ($  1.26)          $ 0.85
                                                                  =======         ========           ======


Fully diluted earnings per share:
  Weighted average common shares outstanding                        8,914            8,606            8,043

  Addition from assumed exercise of stock options                                      452              422

  Addition from assumed stock bonus awards                                               3               40

  Addition from assumed participation in employee
    stock purchase plan                                                                                  50
                                                                  -------         --------           ------
  Weighted average common and common equivalent
    shares outstanding                                              8,914            9,061            8,555
                                                                  =======         ========           ======
  Net income (loss) per common and common equivalent share        ($ 0.25)         ($ 1.26)          $ 0.84
                                                                  =======         ========           ======






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